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                                                                  EXHIBIT 99.1
                                     [LOGO]

                                                                November 3, 1997

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the "AIMCO Special Meeting") of Apartment Investment and Management Company ("AIMCO") to be held at 10:00 a.m., local time, on December 8, 1997, at the principal executive offices of AIMCO at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348.

    At the AIMCO Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance (the "Share Issuance") by AIMCO of up to 5,433,695 shares of AIMCO Class A Common Stock, par value $.01 per share ("AIMCO Common Stock"), in connection with the proposed merger (the "Merger") of AIMCO/NHP Acquisition Corp., a wholly owned subsidiary of AIMCO ("Merger Sub"), with and into NHP Incorporated ("NHP"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1997 and amended as of October 14, 1997 (the "Merger Agreement"), by and among AIMCO, Merger Sub and NHP.

    AIMCO and AIMCO/NHP Holdings, Inc. ("ANHI"), an unconsolidated subsidiary of AIMCO, own an aggregate of 6,930,122 shares of common stock of NHP, par value $.01 per share ("NHP Common Stock"), representing 53.3% of the issued and outstanding NHP Common Stock as of October 30, 1997.

    In the Merger, each outstanding share of NHP Common Stock, other than NHP Common Stock held by NHP, AIMCO or Merger Sub, will be converted into (i)
0.74766 shares of AIMCO Common Stock or (ii) at the election of the holder,
0.37383 shares of AIMCO Common Stock and $10 in cash, in each case, subject to certain ownership limits contained in AIMCO's organizational documents. A maximum of 5,433,695 shares of AIMCO Common Stock will be issued in the Merger, of which 291,240 shares will be issued to ANHI. NHP stockholders who would otherwise receive shares of AIMCO Common Stock in excess of such ownership limit will instead receive cash equal to the number of excess shares multiplied by $26.75. Approval of the Share Issuance by AIMCO stockholders is a condition to consummation of the Merger.

    The attached Joint Proxy Statement/Prospectus provides you with detailed information regarding the Merger and related transactions. I urge you to read it carefully.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE SHARE ISSUANCE, AND RECOMMENDS THAT AIMCO STOCKHOLDERS VOTE FOR APPROVAL OF THE SHARE ISSUANCE.

    Whether or not you plan to attend the AIMCO Special Meeting in person, it is important that your shares be represented at the AIMCO Special Meeting. Please complete, date and sign your proxy card and return it in the enclosed envelope as soon as possible. This will not prevent you from attending the AIMCO Special Meeting and voting in person.

                                          Very truly yours,

                                                       [SIGNATURE]

                                          Terry Considine
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            [LETTERHEAD ADDRESS]